CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 26, 2019, relating to the financial statements and financial highlights of Knowledge Leaders Delevopled World ETF, a series of Exchange Listed Funds Trust, for the year ended April 30, 2019, and to the references to our firm under the headings “Additional Information about the Funds”, “Miscellaneous Information”, and “Financial Highlights of the Acquired Fund” in the Combined Proxy Statement and Prospectus.

Cohen & Company, Ltd.

Chicago, Illinois

March 17, 2020